Exhibit 99.1

OUR MISSION

Create the tools enabling discovery and better health

- Unmatched Technology
- >950 Instruments installed
- Early penetration in multi-billion diagnostics
- CLIA lab running validated neuro LDTs

$121M Revenue[1]	**$18M** Cash burn[1]
High 50%'s GAAP Gross Margin[2]	**Appr. 50%** Non-GAAP Gross Margin[2]
550+ Biomarkers	**2,500+** Publications

Nasdaq : QTRX

1. Preliminary unaudited full year results for 2023.
2. The Company is guiding full year 2023 GAAP gross margin percentage to be in the high 50's, and non-GAAP gross margin percentage to be approximately 50%. GAAP gross margin does not include shipping and handling costs, which include freight and other activities costs associated with product shipments. Non-GAAP gross margin includes these shipping and handling costs.

Quanterix
Discovery Fueled by Ultra-Sensitivity

1

Built to lead neuro decade 2 Strong Results Operational Leverage Clear Strategy Research Power the neuro decade with unique biomarkers Diagnostics Establish and grow the AD diagnostics business Lab Services capability >0.75M tests per year (improvement of 50%) Manufacturing capacity >4M tests per year (improvement of 300%) Innovation rate >20 assays per year (development times reduced from >18 months to <6 months) Double digit top-line growth1 Non-GAAP GM2 of appr. 50% Improvement of 1200 bps Strong Balance Sheet >$300M1 in net cash Annual cash burn1 down by >3x 1. Preliminary unaudited full year results for 2023. 2. The Company is guiding full year 2023 GAAP gross margin percentage to be in the high 50’s, and non-GAAP gross margin percentage to be approximately 50%. GAAP gross margin does not include shipping and handling costs, which include freight and other activities costs associated with product shipments. Non-GAAP gross margin includes these shipping and handling costs.